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                                  EXHIBIT 20.2




For Immediate Release



                      Times Mirror Announces Final Results
                           of PERCS(R) Exchange Offer





     LOS ANGELES, CALIFORNIA, March 23, 1995 -- The Times Mirror Company announced today the final results of its offer of 16,563,343 shares of its Preferred Equity Redemption Cumulative Stock(TM) (PERCS(R)) for shares of its common stock.

     A total of 55,207,378.572 common shares were tendered for exchange, of which 49,795,885.572 were shares of Series A Common Stock, and 5,411,493 were shares of Series C Common Stock.

     Because the PERCS exchange offer was oversubscribed, the Company has accepted 29.9311 percent of the common stock tendered by each holder in exchange for a like number of shares of PERCS, after fully accepting tenders from holders of 99 or fewer shares of common stock who tender all their shares. Fractional PERCS shares are not being issued. The Company is returning to shareholders the balance of the common shares tendered but not accepted because of the oversubscription.

     The PERCS, which are listed on the New York Stock Exchange under "TMC Pr. P" began trading on a "when issued" basis on March 17, 1995. As a result of the exchange offer, the total number of common shares outstanding is approximately 112.0 million, of which 82.9 million are shares of Series A Common Stock and 29.1 million are shares of Series C Common Stock.





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     Each share of PERCS has a stated value of $21.131 and terms of the PERCS include a dividend at the annual rate of $1.374 ($0.3435 per quarter) per share and automatic conversion at the end of three years into one share of Series A Common Stock, if not previously redeemed by the Company.

     The PERCS may be called by Times Mirror for redemption until March 31, 1998 at a per share price equal to $28.52685 plus an amount approximately equal to the amount of incremental dividends that would have accrued on a PERCS share between the redemption date and March 31, 1998 but for the redemption. The redemption price is payable in shares of Times Mirror Series A Common Stock, plus cash equal to dividends accrued and unpaid to the redemption date.

     Times Mirror (TMC--New York and Pacific stock exchanges), a Los Angeles-based consumer and professional information company, publishes the Los Angeles Times, Newsday/New York Newsday, and other newspapers, a wide array of books, information and educational products for professional markets; and national and trade magazines and multimedia software for consumer markets.

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Press Information                          Investor Information
Martha Goldstein                           Jean Jarvis
Times Mirror                               Times Mirror
213-237-3727                               213-237-3935